UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following statement was provided by Allergan, Inc. (“we”) in response to media inquiries regarding the presentation made by Valeant Pharmaceuticals International, Inc. (“Valeant”) on July 18, 2014:

“Valeant continues to cherry pick data that fails to provide analysts and investors with the financial information necessary to truly evaluate Bausch & Lomb’s performance. Valeant’s latest attempt to hide the ball appears to involve focusing investors on growth from medical device products rather than on pharmaceutical products that continue to stagnate or decline. We believe that if Valeant really wants to provide the financial community with a more accurate picture of Bausch & Lomb’s performance, Valeant will disclose more data points to the market than just organic growth that has once again been redefined and broadened, including Bausch & Lomb’s sales by segment, market share, price and volume. We continue to be concerned that Valeant may go to extremes to show growth at any cost, including inventory builds and aggressive rebating. Investors will need to see Valeant’s same store price and volume growth rates over several quarters in order to understand the appropriate context and support for the growth they have suggested has occurred at Bausch & Lomb.”